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                                                     File No. 70-8973


                    SECURITIES AND EXCHANGE COMMISSION

                           Washington, DC  20549

                              AMENDMENT NO.

                                    TO

                        APPLICATION OR DECLARATION

                                    ON

                                 FORM U-1

                                   UNDER

              THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                       ALLEGHENY POWER SYSTEM, INC.
                           10435 Downsville Pike
                           Hagerstown, MD  21740

                                AYP CAPITAL
                           10435 Downsville Pike
                           Hagerstown, MD  21740

________________________________________________________________
(Name of company or companies filing this statement and addresses of principal executive offices)

                       Allegheny Power System, Inc.


________________________________________________________________
(Name of top registered holding company parent of each applicant or declarant)

                             Thomas K. Henderson, Esquire
                             Vice President
                             Allegheny Power
                             10435 Downsville Pike
                             Hagerstown, MD 21740


_________________________________________________________________
(Name and address of agent for service)


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1.  Applicants hereby amend their application in this matter by adding the following to the end of the Requested Authority section of Item No. 1: Description of Proposed Transaction:

      If formed, MARKETCO will be a joint venture, partnership or wholly owned subsidiary of AYP depending upon market conditions existing at the time. If a wholly owned subsidiary, MARKETCO will issue no par value common stock which AYP will purchase for a nominal amount.


2. Applicants hereby amend their application in this matter by adding the following to the end of Item No. 1: Description of Proposed Transaction:


                          Compliance with Rule 54

      Rule 54 provides that in determining whether to approve certain transactions other than those involving exempt wholesale generators (EWGs) or foreign utility companies (FUCOs), as defined in the 1935 Act, the Commission will not consider the effect of the capitalization of earnings of any subsidiary which is an EWG or FUCO if Rule 53(a), (b) and (c) are satisfied. The requirements of Rule 53(a), (b), and (c) are satisfied.

      Rule 53(a)(1). APS has one EWG subsidiary, AYP Energy, Inc., which received approval of its application with the FERC to declare its 50% interest in Unit No. 1 at the Fort Martin Power Station a hybrid EWG. As of December 31, 1996, APS, through its subsidiary, AYP, had an investment of $24 million in AYP Energy, Inc. This investment represents 2% of $988 million, the average of the consolidated retained earnings of APS reported on Form 10-K or Form 10-Q, as applicable, for the four consecutive quarters ended December 31, 1996.

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      Rule 53(a)(2).  AYP Energy, Inc. will maintain books and
records and make available the books and records required by Rule
53(a)(2).

      Rule 53(a)(3). No more than 2% of APS' domestic public utility employees will, at any one time, directly or indirectly render services to AYP Energy, Inc.

      Rule 53(a)(4). APS will submit a copy of Item 9 and Exhibits G and H of APS' Form U5S to each of the public service commissions having jurisdiction over the retail rates of the electric utility subsidiaries of APS.

      Rule 53(b). (i) Neither APS nor any if its subsidiaries is the subject of any pending bankruptcy or similar proceeding; (ii) APS' average consolidated retained earnings for the four most recent quarterly periods ending on December 31, 1996 ($988 million) represented an increase of approximately $14 million (or 1 %) in the average consolidated retained earnings from the previous four quarterly periods ended on December 31, 1995 ($974 million); and
(iii) for the year ended December 31, 1996, there were no losses attributable to APS' investments in AYP other than $2,867,000 in preliminary development and start-up costs.

      Rule 53(c). Rule 53(c) is inapplicable because the requirements of Rule 53(a) and (b) have been satisfied.


3. Applicants hereby amend their application in this matter by deleting in its entirety Item No. 3: Applicable Statutory
Provisions and substituting the following in its place:


Item No. 3: Applicable Statutory Provision
      Applicants have been advised that Sections 6, 7, 9 and 10 of the Public Utility Holding Company Act of 1935 and Rule 40

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thereunder may be applicable to the proposed transactions described herein.


                                 SIGNATURE

      Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned companies have caused this statement to be signed on its behalf by the undersigned thereto duly authorized.



                                  Allegheny Power System, Inc.



                                  By:  /s/
                                        Philip J. Bray
                                        Counsel


                                  AYP Capital, Inc.


                                  By:  /s/
                                        Philip J. Bray
                                        Counsel



Dated: March 26, 1997